As filed with the Securities and Exchange Commission on February 24, 2023
Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UNUM GROUP (Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	62-1598430 (I.R.S. Employer Identification No.)

1 Fountain Square Chattanooga, Tennessee 37402 (Address of Principal Executive Offices, Zip Code)

Unum Group Approved Profit Share Scheme (Ireland) (Full title of the plan)

J. Paul Jullienne
Vice President, Managing Counsel and Corporate Secretary
1 Fountain Square, Chattanooga, Tennessee 37402
(423) 294-1011
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Unum Group (the “Registrant”) to register 200,000 shares of the Company’s common stock, par value $0.10 per share, to be offered under the Unum Group Approved Profit Share Scheme (Ireland).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.
The documents containing the information specified in Part I of Form S-8 will be delivered to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Certain Documents by Reference.
The following documents, which have previously been filed by the Registrant with the Commission pursuant to the Securities Exchange Act and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference herein and shall be deemed to be a part hereof:
(a)    the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the Commission on February 23, 2023;
(b)    the Description of Registrant’s Securities filed as Exhibit 4.12 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the Commission on February 23, 2023, together with any amendment or report filed with the Commission for the purpose of updating such description; and
(c)    Item 8.01 of the Registrant's Current Report on Form 8-K filed with the Commission on February 22, 2023.
In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than the portions of those documents furnished or not otherwise deemed to be filed), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.
Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.
Not Applicable.
Item 5.    Interests of Named Experts and Counsel.
Not Applicable.

Item 6.    Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law permits a corporation to indemnify its directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than one by or in the right of the corporation - a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. To the extent any such person is successful on the merits or otherwise in the defense of any such derivative or non-derivative action, the corporation must indemnify the person against such expenses. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
Article VIII of the Registrant’s amended and restated bylaws provides that the Registrant will indemnify each person who is or was, or is threatened to be made, a party to or witness in any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer or employee of the Registrant or, while a director, officer, or employee of the Registrant, is or was serving at the request of the Registrant as a director, officer, employee or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement, incurred by such person in connection with defending, investigating, preparing to defend, or being or preparing to be a witness in, such action, suit, proceeding or claim, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. However, in the case of an action, suit, proceeding or claim by or in the right of the Registrant, no indemnification will be made under the Registrant’s amended and restated bylaws in respect of any such claim or any issue or matter in any such action, suit or proceeding as to which such person shall have been adjudged to be liable to the Registrant unless (and only to the extent that) the Delaware Court of Chancery or the court in which such claim, action, suit or proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses and amounts which the Delaware Court of Chancery or such other court shall deem proper.
The Registrant will provide indemnification under its amended and restated bylaws (unless ordered by a court) only as authorized in the specific case upon a determination, as provided for in the amended and restated bylaws, that indemnification of the person seeking indemnification is proper in the circumstances because the person has met the applicable standard of conduct set forth in the amended and restated bylaws.
Article VIII of the Registrant’s amended and restated bylaws also provides for advancement of expenses by the Registrant in advance of the final disposition of an action, suit, proceeding or claim upon receipt by the Registrant of a written request therefor and a written undertaking by or on behalf of the person seeking indemnification to repay such amounts if it is determined in accordance with the amended and restated bylaws that such person is not entitled to be indemnified by the Registrant.
The indemnification and advancement of expenses provided for in Article VIII of the Registrant’s amended and restated bylaws will be made to the fullest extent permitted by applicable law as it presently exists or is amended. The provisions of Article VIII will continue as to a person who has ceased to be a director, officer, employee or trustee and will inure to the benefit of the heirs, executors and administrators of such person.
As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s amended and restated certificate of incorporation provides that no director shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.
The Registrant also maintains insurance on its directors and officers, which covers liabilities under federal securities laws.

Item 7.    Exemption from Registration Claimed.
Not Applicable.
Item 8.    Exhibits.
See exhibits listed under the Exhibit Index below.
Item 9.    Undertakings
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Unum Group, effective May 24, 2018 (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed on May 25, 2018).

4.2	Amended and Restated Bylaws of Unum Group, as amended effective February 22, 2022 (incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K filed on February 25, 2022).

23.1*	Consent of Independent Registered Public Accounting Firm.

24.1*	Power of Attorney.

99.1*	Unum Group Approved Profit Share Scheme (Ireland).

107.1*	Filing Fee Table.

*Filed herewith.

SIGNATURES
    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chattanooga, State of Tennessee, on the 24th day of February, 2023

Unum Group

By:	/s/ Richard P. McKenney
Name:	Richard P. McKenney
Title:	President and Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

	Signature	Title	Date

	/s/ Richard P. McKenney	President and Chief Executive Officer and Director	February 24, 2023
	Richard P. McKenney	(Principal Executive Officer)

	/s/ Steven A. Zabel	Executive Vice President, Chief Financial Officer	February 24, 2023
	Steven A. Zabel	(Principal Financial Officer)

	/s/ Walter Lynn Rice, Jr.	Senior Vice President, Chief Accounting Officer	February 24, 2023
	Walter Lynn Rice, Jr.	(Principal Accounting Officer)

	*	Director
Theodore H. Bunting, Jr.

	*	Director
Susan L. Cross

	*	Director
Susan D. DeVore

	*	Director
Joseph J. Echevarria

	*	Director
Cynthia L. Egan

	*	Director (Chairman of the Board of Directors)
Kevin T. Kabat

	*	Director
Timothy F. Keaney

	*	Director
Gale V. King

	*	Director
Gloria C. Larson

	*	Director
Ronald P. O'Hanley

	*	Director
Francis J. Shammo

*By:	/s/ J. Paul Jullienne	For all of the non-executive Directors	February 24, 2023
J. Paul Jullienne
Attorney-in-Fact